FIRST AMENDMENT TO MERGER AGREEMENT

This First Amendment to Merger Agreement (“Amendment”) is dated December 18, 2009 by and among Galen Capital Corporation, a Nevada corporation (“GCC”), on the one hand; and the GCC Merger Sub Corporation, a Nevada corporation (the “Merger Sub”) and uKarma Corporation, a Nevada corporation (“uKarma”), on the other hand.

RECITALS

WHEREAS, the parties to this Amendment entered into a certain Merger Agreement dated October 15, 2009 (“Merger Agreement”); and

WHEREAS, the parties to this Amendment desire to amend the Merger Agreement as hereinafter provided;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

1. All capitalized terms not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2. The second sentence of Section 1.2 is hereby modified to read in its entirety as follows:

“This Agreement may be terminated by any party if the Closing does not occur by May 15, 2010 provided such terminating party is not in breach of this Agreement.”

3. Section 1.8 is hereby modified to read as follows:

“1.8           Payment Advances.   GCC shall pay to uKarma an amount equal to $475,000 (“Cash Payment”) which shall be due on or prior to Closing.  The parties acknowledge that $175,000 of the Cash Payment has already been paid to uKarma as a non-refundable deposit.  $100,000 of the Cash Payment shall be due and payable from GCC to uKarma on or before December 31, 2009.  GCC shall pay uKarma an additional $100,000 of the Cash Payment on or before January 30, 2010 and an additional $100,000 on or before the later of (i) March 31, 2010 or (ii) the date that uKarma files its Form 10-K for the fiscal year ended December 31, 2009.  GCC shall also pay uKarma for all reasonable costs associated with uKarma’s Form 10-K filing for the year ended December 31, 2009, including all legal, accounting, transfer agent, and EDGAR filing agent costs.  All payments of the Cash Payment shall be delivered via wire transfer by GCC to uKarma to a wire account designated in writing by uKarma’s Chief Executive Officer.

4. Section 5.7 is hereby modified to read as follows:

“5.7           Audit.   GCC shall have completed its consolidated audited financial statements for the fiscal years ended December 31, 2009 and 2008 before May 15, 2010, and its reviewed financial statements for each subsequent fiscal quarter after December 31, 2009 if required for the Form 8-K with respect to this transaction.”

5. This Amendment shall be effective immediately.  Except as amended hereby, the Merger Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

Galen Capital Corporation, a Nevada corporation	uKarma, Inc., a Nevada corporation

By: /s/ William P Danielczyk Name: William P Danielczyk	By: /s/ Bill Glaser Name: Bill Glaser
Title: Chairman	Title: Chief Executive Officer

GCC Merger Sub Corporation, a Nevada corporation

By:	/s/ Bill Glaser
Name: Bill Glaser
Title: Chief Executive Officer